EXHIBIT 10.34

AGREEMENT

This agreement (this “Agreement”) is made as of the 7th day of May, 2010 by and between Houghton Mifflin Harcourt Publishing Company with its principal place of business located at 222 Berkeley Street, Boston, MA 02116  (“Licensor”), and Findex.com, Inc., a Nevada corporation with its principal place of business located at 620 North 129th Street, Omaha, NE 68154 (“Licensee”) (Licensor and Licensee shall be referred to hereinafter individually as a “party” and jointly as the “parties”).

           WHEREAS, Licensor is the current owner of certain intellectual property (the “Intellectual Property”) which was licensed to Licensee pursuant to a certain Software License Agreement dated June 30, 1999 between Licensee and Parsons Technology, Inc., a California corporation, a copy of which is annexed hereto as Exhibit A (as amended to date, the “License Agreement”);

WHEREAS, in accordance with Section 5.1 of the License Agreement, the term of the License Agreement is due to expire on June 29, 2009;

WHEREAS, Licensee desires at this time to acquire outright ownership of the Intellectual Property to avoid the reversion to Licensor, upon expiration of the License Agreement, of any rights in the Intellectual Property upon which Licensee may depend for continuity in certain of its business lines; and

WHEREAS, in accordance with and subject to the terms hereof, Licensor desires to convey to Licensee outright ownership of the Intellectual Property;

NOW, the parties hereby agree as follows:

1.           Conveyance of Intellectual Property.  In consideration of an amount in cash equal to ten thousand dollars ($10,000), the receipt and sufficiency of which is hereby acknowledged, Licensor hereby irrevocably conveys and assigns to Licensee any and all rights it currently possesses of any kind whatsoever in and to the Intellectual Property; provided, however, that Licensor and/or its assignees shall have the continuing right, license and permission in perpetuity to include in any software products that it sells or has sold any base code used in or otherwise associated with the product QuickVerse at the time of the License Agreement.

2.           Entire Agreement.  This Agreement contains the entire understanding and agreement between or among the parties hereto with respect to its subject matter and supersedes any prior or contemporaneous written or oral agreements, representations or warranties between or among them respecting the subject matter hereof.

3.           Governing Law.  This Agreement shall be construed in accordance with, and all actions arising hereunder shall be governed by, the laws of the State of California.

              IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

Houghton Mifflin Harcourt	FindEx.com, Inc.
Publishing Company

/s/ Kirsten Mellor	/s/ Steven Malone
Name: Kirsten Mellor	Name: Steven Malone
Title: Vice President	Title: Chief Executive Officer